Exhibit 99.2

VASCO Data Security International, Inc.

Q1 2016 Earnings Conference Call

Edited Transcript

April 28, 2016

CORPORATE PARTICIPANTS

John Gunn VASCO Data Security International Inc. - VP Corporate Communications

Ken Hunt VASCO Data Security International Inc. - Founder, Chairman, and CEO

Jan Valcke VASCO Data Security International Inc. - President and COO

Mark Hoyt VASCO Data Security International Inc. - CFO, Secretary, and Treasurer

Tommy Petrogiannis Silanis Technology, Inc. - President and Co-Founder

CONFERENCE CALL PARTICIPANTS

Joe Maxa Dougherty & Company - Analyst

Debra Fiakas Singular Research - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the VASCO Data Security International, Inc. Q1 2016 Earnings Conference Call. During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question-and-answer session. (Operator Instructions) As a reminder, this conference is being recorded, Thursday, April 28, 2016.

I would now like to turn the conference over to John Gunn, Vice President of Corporate Communications. Please go ahead, sir.

John Gunn - VASCO Data Security International Inc. - VP Corporate Communications

Thank you, operator. Greetings, everyone, and thank you for joining the VASCO Data Security First Quarter 2016 Earnings Conference Call. My name is John Gunn, and I’m the Vice President of Corporate Communications. This call is being broadcast over the Internet and can be accessed on the Investor Relations section of VASCO’s website at ir.vasco.com.

With me on the call today and speaking first will be Ken Hunt, VASCO’s Chairman, Founder, and Chief Executive Officer; followed by Jan Valcke, our President and Chief Operating Officer; and then Mark Hoyt, our Chief Financial Officer. This afternoon, after market close, VASCO issued a press release announcing results for our first quarter of 2016. To access a copy of the press release and other investor information, please visit our website. Following our prepared comments of today, we will open the call for questions.

Please note that statements made during this conference call that relate to future plans, events or performance, including the guidance for full year 2016, are forward-looking statements. We have tried to identify these statements by using words such as believes, anticipates, plans, expects, projects, and similar words. And these statements involve risk and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements. I direct your attention to today’s press release and the company’s filings with the U.S. Securities and Exchange Commission for a discussion of such risk and uncertainties in this regard. In addition, please note that the date of this conference call is April 28, 2016, and any forward-looking statements and related assumptions are made as of this date. Except as expressly required by the federal securities laws, we undertake no obligation to update these statements as a result of new information or future events or for any other reason.

At this time, I will turn the call over to Ken.

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, and CEO

Thank you, John, and I thank all of you for joining us on the call today. First, I am very pleased to share the positive results for our first quarter of 2016. We demonstrated strength with our first quarter performance, we made important progress with key strategic initiatives, and we continued on schedule with our integration plan for Silanis, now called eSignLive. I’ll provide you with an update on each of these subjects later in the call.

Total revenue for the first quarter of 2016 was $46.8 million, which was in line with our expectations at the start of the quarter. The first quarter was very strong and it signals a positive start to the year. As most of you know, for the first quarter of 2016, we faced challenging comparisons to Q1 2015, when we had the benefit of our largest transaction ever, and this was delivered over a relatively short time frame.

During Q1 2016, we made significant increases in our operating expenses related to our investment in eSignLive and our investment in expanding our capacity to develop and deliver new VASCO solutions. This resulted in a significant impact on our operating results, with operating income from continuing operations for the first quarter decreasing to $3.1 million, 81% below the $16.1 million reported for the first quarter of 2015.

I am very pleased that even after these strategic investments in our future growth, we still delivered our 53rd consecutive quarter of positive results, with net income from continuing operations reaching $2.2 million.

We demonstrated additional strength in our performance in the following ways. First, our gross margins improved significantly to 73%. This compares to 60% for fiscal year 2015 and 58% for the first quarter of 2015. Several factors contributed to this positive shift, including an increase in our software authentication solutions, which have gross margins that are 30% to 40% higher than our hardware solutions, a change in the mix of products within our hardware business to authenticators with higher margins, and the contributions of our eSignLive business, which also generates high margins. We expect our gross margins to remain at approximately this level for the remainder of 2016, subject to variability, as our product mix may change.

Second, we delivered a significant increase in revenue from our software solutions, led by DIGIPASS for Apps, which is used by our banking customers to protect their mobile banking transactions. This increase in demand is being driven by the growing adoption of mobile banking by consumers worldwide. A March 2016 report from the Board of Governors of the Federal Reserve System revealed that the adoption of mobile banking in the U.S. increased again last year, with 43% of all mobile phone owners with a bank account using mobile banking within the first 12 months. On a global basis, 1/3 of banking customers now access their bank via a mobile app more than once a week.

Third, our operational strength was also confirmed by the growth of our deferred revenue as it increased by $6.7 million to $29 million, reflecting an increase in term license deals for our DIGIPASS for Apps software solution and the benefits of our eSignLive acquisition among other factors. During the first quarter, we made significant progress on many of our key strategic initiatives. We made important gains in smoothing our revenue curve and building more predictability into our future performance by accelerating our transition to a recurring revenue model.

We also made progress on other key strategic initiatives including the following. First, we continued to win new customers and established important partnerships in our health care business. While this new market holds significant progress, promise, rather, for VASCO, we are still in the early stage of exploring the full potential of this opportunity. Last year emerged as a year of the health care breach. A recent study from IBM X-Force research showed that the health care segment rose to become the number one target for hacker attacks last year, replacing financial institutions in the top spot. We see many parallels between these two market segments and we believe that our expertise in the banking segment will aid us in entering this emerging market. Second, following our very large smartcard reader deal of last year, we resumed our transition to software sales with non-hardware solutions, contributing 36% of our revenue in Q1, up from 22% for full year 2015 and 19% for the first quarter of 2015. This is one of the key drivers behind our robust increase in gross margins, our growth in deferred revenue, and it is facilitating our transition to a recurring revenue model. Last, as our integration of eSignLive progresses on schedule, we are seeing significant interest in our e-signature solution among our current banking customers.

Our sales team is actively engaged with many dozens of eSignLive sales opportunities with existing VASCO customers in North America, Asia Pacific and EMEA. We believe that demand for conducting online transactions that require an electronic signature via the web or mobile devices will continue to increase. Our e-signature solution is unique in the market by delivering on-premises and cloud implementations, full private labeling capabilities, and a black box active audit trail that satisfies compliance and evidentiary requirements. We believe this provides us with a distinct competitive advantage among e-signature solution providers.

During the first quarter, we made important progress in our global strategy for eSignLive with the announcement of IBM Cloud data centers in the EU and Australia that satisfy in-country data residency requirements, and our announcement that eSignLive now is available on a FedRAMP SaaS-level compliant cloud, which means that the U.S. government agencies can now implement these signatures in the cloud and meet GSA security requirements.

Another bright spot for VASCO was the performance of our sales team in delivering a significant increase in order intake during the first quarter of 2016 when compared to the first quarter of last year. We also started the year with a robust backlog. To clarify, it was our third largest year ending backlog in company history. And it is encouraging to see our momentum continue as we move through 2016. DIGIPASS for Apps has been a key contributor to our performance this quarter and we expect that it will continue to be one of the primary growth engines beyond our future performance.

Both VASCO and our customers have a shared interest in mobile banking. Protecting mobile banking channels is critically important to our customers’ success and profitability. A recent study from Fiserv demonstrated that mobile banking customers purchase an average of 2.3 products from their primary financial institution versus 1.3 for their branch-only peers. And banks derive 72% higher revenue from mobile banking customers compared to branch-only customers.

We believe we have the most comprehensive and technologically advanced solutions for mobile application protection. We deliver core security features augmented by advanced features such as Runtime Application Self-Protection, or RASP, which protects mobile applications even in the presence of malware on the mobile device; and our recent demonstration of face recognition authentication, which we unveiled at the recent RSA conference.

Our relationship with our large banking customers is experiencing an exciting renaissance as our solutions are transcending their primary role of stopping fraud and are increasingly valued as an important tool for customer onboarding, customer engagement, and revenue growth. VASCO solutions allow our customers to conduct broader range of banking transactions with a higher level of security that is becoming increasingly transparent. Additional examples of the powerful combination of enhanced security combined with ease-of-use are our innovative Cronto color QR code visual authentication solutions and eSignLive, which is the ultimate example of combining convenience with security as users can sign documents quickly and easily whenever they want and wherever they are.

In summary, our optimism remains highly fueled by the significant progress we’ve achieved with our software authentication and e-signature solutions and our transition to a recurring revenue model. We continue to see significant opportunities beyond the banking segment, and we are pursuing these aggressively with an increased investment in our R&D, sales and marketing capabilities. Countless millions rely on VASCO every day to keep their online and mobile transactions secure and to make their business transactions easier to conduct. We remain confident that we are on the path to continued success as we work diligently to position VASCO for future growth.

At this time, I’d like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer. Jan?

Jan Valcke - VASCO Data Security International Inc. - President and COO

Thank you, Ken. We are excited by our performance in the first quarter and our strong start to 2016. During the first quarter, we secured important new wins, increased order intake significantly, improved our gross margins, and gained traction in transitioning our business to a term license model. Our new wins came from all global regions, and many included our new solutions, such as DIGIPASS for Apps and Cronto, which many of our existing customers are now using to protect their mobile banking applications. Our mobile application business is, to a large extent, providing revenue that is incremental to our traditional hardware business as financial institutions need to protect both their online and mobile banking transactions.

While our revenues in Europe declined as expected, our revenue in Asia grew substantially in Q1 2016, increasing to 35% of total revenue. This compares to 19% for the full year 2015. This increase was driven primarily by sales to multiple large banks in Japan. Our revenue in the United States also increased to 9% of revenue for Q1 2016 compared to 5% for full year 2015. This increase was primarily the result of contributions from eSignLive. We believe we have the potential to grow our business in the U.S. further as DIGIPASS for Apps has high appeal to U.S. banks whose mobile banking business is growing rapidly. DIGIPASS for Apps has already driven an increase in our pipeline, and this includes opportunities with multiple large U.S. banks that we hope to be able to convert into revenue.

Our order intake for Q1 2016 improved by a double-digit percentage over Q1 2016. The gains were broad-based, reflecting strong demand in all regions, and included our newest offerings: Cronto, DIGIPASS for Apps, and the IDENTIKEY Risk Manager. We have many proofs of concept under way for these new solutions being conducted by prospects and customers.

We started with a realigned sales process that favors term licenses, and this contributed to our success in increasing our new deals that are term licenses. We expect to make additional progress transitioning to a recurring revenue model through 2016. During the first quarter, we also made important gains in expanding our ability to develop and deliver our innovative anti-fraud solutions as we filled many key positions in R&D and sales and marketing in spite of the tough labor market.

Our investments in the health care market has yielded positive results as we increased the number of new customers added during the first quarter of 2016 compared to the previous quarter. And we established additional partnerships with leading electronic health records, or EHR vendors.

Our comprehensive anti-fraud platform incorporates traditional authentication, a broad array of mobile application protections, identity management, risk analysis and e-signatures. This powerful and integrated combination allows us to deliver effective protection against increasingly frequent and sophisticated hacker attacks, while enhancing our customers’ relationships with their end users. Thank you.

And now, I will return the call to Ken.

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, and CEO

Thank you, Jan. At this time, I’d like to introduce Mark Hoyt, VASCO’s Chief Financial Officer. Mark?

Mark Hoyt - VASCO Data Security International Inc. - CFO, Secretary, and Treasurer

Thanks, Ken. As noted earlier, revenue for the first quarter of 2016 was $46.8 million, a decrease of 28% from the first quarter of 2015. The mix of revenue in Q1 led to an increase in the gross margin or gross profit as a percentage of revenue up to 73% from 58% in the first quarter of 2015. We expect margins to continue to be favorably impacted as our product mix trends towards higher-margin software solutions. Our non-hardware products generally have margins that are 30 to 40 percentage points higher than our hardware products. For the first quarter of 2016, non-hardware revenue as a percentage of total revenue was 36% compared to 19% for the first quarter of 2015.

We continued to generate most of our revenue outside of the U.S. The geographic distribution of our revenue for the first quarter of 2016 was approximately 48% from EMEA, 35% from Asia, 9% from the U.S., and the remaining 8% from other countries. Even though a majority of VASCO’s revenue was generated outside of the U.S. in the first quarter of 2016, approximately 76% of our revenue was denominated in U.S. dollars; 20% was in euros; and 4% was in other currencies. Had the exchange rates remained constant from Q1 2015 rates, revenue would have been approximately $700,000 higher in the first quarter of 2016.

The mix of our revenue in Q1 2016 compared to Q1 of 2015 continues to be heavily weighted towards the banking market. In the first quarter of 2016, approximately 78% of our revenue came from the banking market compared to 88% in the first quarter of last year.

We continue to remain bullish on our ability to migrate to a recurring revenue business model. Deferred revenue for the first quarter of 2016 was $29.1 million, an increase of $6.7 million or 30% from $22.4 million in the previous quarter. In addition to the eSignLive offerings, we continue to see an uptake of our DIGIPASS products, sold as term licenses, with both existing and new customers.

On a consolidated basis, our operating expenses for the first quarter of 2016 were $30.8 million, an increase of $9.2 million or 43% from the first quarter of 2015. Our consolidated operating expenses would have been approximately $900,000 higher had the exchange rates remained unchanged from Q1 2015. The increase in consolidated operating expenses were primarily related to eSignLive operations, and were in line with our expectations.

The total headcount of VASCO was 585 employees as of March 31, 2016, compared to 545 employees as of December 31, 2015. The split amongst our teams at the end of the first quarter was 281 people in sales and marketing, 222 in research and development, and 82 in G&A.

Operating income for the first quarter of 2016 was $3.1 million, a decrease of $13 million or 81% from $16.1 million in the first quarter of 2015. Operating income as a percent of revenue or operating margin was 7% for the first quarter of 2016, down from 25% in the first quarter of 2015.

The company reported income tax expense of $1.4 million for the first quarter of 2016 compared to $2.2 million for Q1 2015. This expense reflected an effective tax rate of 39% in Q1 2016, compared to 14% in Q1 of last year. The primary difference is due to eSignLive losses, for which we cannot take a current tax benefit. As the year progresses, we’ll update the tax estimates based on actual performance.

As of March 31, 2016, our net cash balance, including short-term investments in commercial paper, was $125.2 million, an increase of $1.7 million or 1% from $123.5 million at December 31, 2015. As of March 31, 2016, our working capital balance was $131.6 million, an increase of $3.9 million or 3% from $127.7 million at December 31, 2015.

Our earnings before interest, taxes, depreciation, and amortization was $6.1 million in the first quarter of 2016, a decrease of $11.2 million or 65% from the first quarter of 2015. The company had no debt outstanding during the quarter.

Thank you for your attention. I would now like to turn the meeting back to Ken.

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, and CEO

All right. Thank you, Mark. At this time, I would like to highlight our guidance for 2016. VASCO is reaffirming its guidance for revenue and operating margins for the full year 2016 as follows: revenue is expected to be in the range of $205 million to $215 million; and operating income as a percentage of revenue, excluding the amortization of purchased intangible assets, is projected to be in the range of 10% to 12%. I would like to restate three important reference points that help frame our guidance for 2016.

First, we are pleased to see growing demand for our software solutions from both current and new customers. With strong order intake in Q1 and significant backlog, we are progressing with well-founded optimism, and we expect to continue to win many new larger deals in 2016 and beyond, with both our traditional hardware products and our new software solutions.

Second, we are making a significant investment in our eSignLive business in 2016, and this is currently having a material impact on our operating expenses. We reiterate our expectations that eSignLive will be accretive on a non-GAAP basis in 2017. We expect that our near-term investment will be well rewarded in the long run as this market continues to grow.

Last and as always, we will maintain a commitment to the fiscal responsibility that VASCO is well known for. This is in our DNA. We are making intelligent investments in our long-term growth to build VASCO’s capabilities in sales and marketing and R&D. We maintain our expectation that we will return to our previous high operating margins after 2016, as these investments bring additional growth and our product mix continues to shift to higher gross-margin products.

You can see that we have a good reason to be optimistic about the future, and this feeling is bolstered by our strong Q1 performance. As has been our practice, we will provide an update to our annual guidance with our reported results at the end of the second quarter.

This concludes our presentations today. We will now open the call for questions. As you have noticed, we have kept today’s prepared remarks brief to allow more time for questions. As a courtesy to others on the call, I would appreciate it if you’d limit your questions to an initial question plus a follow-up. If you have additional questions after that, please get back into the queue.

Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions) And our first question comes from the line of Joe Maxa from Dougherty & Company. Please go ahead.

Joe Maxa - Dougherty & Company - Analyst

First question is on the deferred revenue. I’m just curious on that line item. Is that primarily eSignLive renewals or how much of that would have been new orders and/or perhaps how much of that came from DIGIPASS for Apps?

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, and CEO

Joe, I don’t think we’re going to break that out between the two organizations. It’s actually contributed by both operation. Right, Mark?

Mark Hoyt - VASCO Data Security International Inc. - CFO, Secretary, and Treasurer

Exactly. Joe, I think it’s safe to frame that it was - the contribution came from both eSignLive and DIGIPASS, the growth in deferred revenue.

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, and CEO

You can expect, going forward, that a larger share of that deferred revenue may come from eSignLive. But as we continue along the success of our term licenses, VASCO will also have the same phenomena.

Joe Maxa - Dougherty & Company - Analyst

Right. Did you — were you able to sign any meaningful DIGIPASS for Apps deals in the quarter?

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, and CEO

Let me think. Yes, yes. In the quarter, yes.

Joe Maxa - Dougherty & Company - Analyst

Okay. And that obviously contributed to the numbers. And I wanted to ask you about your update, your comments about updating guidance at the end of Q2. You’ve done that historically but last year, maybe the last two years, I forget. You may have done that on Q1 as well. Just give us a little color on what your strategy is?

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, and CEO

Yes. I think we’re still early in the year. We have a new acquisition that’s part of our company now. We’ve had several months of integration efforts. We’ve had a team from both companies working on this integration. And as I mentioned before, we now have dozens of leads that have been generated from VASCO’s existing customer base, which is very, very promising.

(Multiple speakers)

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, and CEO

But at this time, we just feel like we’re so early in the year. There’s no advantage in making any change. We’ll take another look at it at the end of the second quarter.

Joe Maxa - Dougherty & Company - Analyst

And you did suggest that the leads for eSignLive from your VASCO, existing VASCO banking customers that — I just wanted a little more color on that.

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, and CEO

Jan, why don’t you handle that, please?

Jan Valcke - VASCO Data Security International Inc. - President and COO

Sorry, the line is quite bad, Joe. Can you repeat your question?

Joe Maxa - Dougherty & Company - Analyst

Jan, I was just curious on the success you’re seeing trying to sell the eSignLive product into your existing banking customer base?

Jan Valcke - VASCO Data Security International Inc. - President and COO

Okay. Thank you. So basically, as you know, since our DNA at VASCO is/was selling authentication to the banks, and authentications for VASCO, as always, securing logins, electronic signing, and digital signing. So for us, from the VASCO people, adding document signing technology is not so new as you could think because we were talking already about that since many, many years. So basically, what we did in the first place was what eSignLive did, was adapting the product to the European regulations. There are always — the difference here, in Europe, more strict than in the United States.

That process is still a little bit going on, but some things are already finished. So we proposed, basically, the eSignLive technology to our customers. Let’s say, we started that four to six weeks ago, with success, because today we have over 60 leads that the eSignLive people are working on in Europe and a couple more in other regions. So does that give you an answer on your question, Joe?

Joe Maxa - Dougherty & Company - Analyst

Yes, it’s very helpful. Yes. Thank you.

Operator

Our next question comes from the line of Robert Maltbie from Singular Research. Please go ahead.

Debra Fiakas - Singular Research - Analyst

Hello, good afternoon. Thank you for taking our questions. This is Debra in for Robert. I also wanted to ask about eSignLive. I appreciated your comments about it in your opening remarks. I wondered if you could give us some idea of what the contributions might have been in terms of revenue and/or earnings to the quarter?

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, and CEO

Mark is going to handle that question.

Mark Hoyt - VASCO Data Security International Inc. - CFO, Secretary, and Treasurer

Debra, as Ken mentioned earlier, we’re not going to mention eSignLive figures with any specificity as it’s not a segment. But it’s safe for us to say that the eSignLive performance of the business in Q1 was right in line with our expectations for the year.

Debra Fiakas - Singular Research - Analyst

Okay. And then also, again, in regard to eSignLive, the data centers that you described as having been installed, is that work completed? And also, could you tell us, are there existing customers in those areas that require the additional data center capacity? Or are you taking this and doing this because you anticipate new customers, this is something that, it’s just a green start and you’re hoping to accumulate customers in the European area where the data center is, and in Australia?

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, and CEO

All right. I’m going to have Tommy Petrogiannis, President of eSignLive, handle that question. Tommy?

Tommy Petrogiannis - Silanis Technology, Inc. - President and Co-Founder

As far as the data centers in international which opened, it’s addressing both things. We actually have customers there today who have been piloting and starting with our US-based data centers. And as it continues to scale out across multiple lines of business, the need to have data residency that’s either, local to their geography, actually became a top priority. So we have existing customers who will be migrating to those and we have some new ones that are adding on. But the inbound interest in those international regions has absolutely demanded that we get those data centers up in production and they are.

Debra Fiakas - Singular Research - Analyst

Okay, great. And then the last question is in regard to the qualification of eSignLive with the FedRAMP standard. Does this have implications only for government-related opportunities or does it also have implications for private business as well?

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, and CEO

Tommy, you can handle that, too, please?

Tommy Petrogiannis - Silanis Technology, Inc. - President and Co-Founder

Yes. The FedRAMP requirement really is driven by just U.S. federal agencies. So there’s nothing stopping other potential organizations, but it really is focused for the U.S. government. And we have a number of existing customers who are going to be migrating and deploying their solutions on to the cloud as they start to shift their traditional on-premise deployments. It’s cloud first; they have to embrace the cloud. This the vehicle that lets them do that. Because unless you are FedRAMP certified, you’re technically not allowed to use cloud-based services that don’t meet FedRAMP compliance.

Debra Fiakas - Singular Research - Analyst

All right. Now just to clarify, you’re referring to existing eSignLive customers, not existing customers that VASCO had for some of those other authentication products that are just now adopting eSignLive.

Tommy Petrogiannis - Silanis Technology, Inc. - President and Co-Founder

Correct, correct.

Debra Fiakas - Singular Research - Analyst

Okay, thank you.

Tommy Petrogiannis - Silanis Technology, Inc. - President and Co-Founder

They’re existing eSignLive customers that are migrating.

Operator

(Operator Instructions) We have a follow-up question from the line of Joe Maxa from Dougherty & Company.

Joe Maxa - Dougherty & Company - Analyst

Yes, so the — you mentioned in your prepared remarks or maybe the press release that your mobile applications security business doubled. Was that a year-over-year basis or a Q1? And maybe you can give us a little more color on is that just you’re talking about DIGIPASS for Apps primarily or does that also include other products?

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, and CEO

Mark?

Mark Hoyt - VASCO Data Security International Inc. - CFO, Secretary, and Treasurer

Yes. Joe, it’s Mark Hoyt. We’re just making sure I got this. You’re asking about DIGIPASS for Apps. Is that right?

Joe Maxa - Dougherty & Company - Analyst

Well, I believe so. In the press release, it talked about your mobile application security business doubled. And I’m just wondering just what the driver was behind that, if that was DIGIPASS for Apps, which I think it is.

Mark Hoyt - VASCO Data Security International Inc. - CFO, Secretary, and Treasurer

It is DIGIPASS for Apps that’s fueling that growth.

Joe Maxa - Dougherty & Company - Analyst

Okay. Is there something in that besides DIGIPASS for Apps? Or is it just - and can you give a sense of what that means, I mean, other than just a number (multiple speakers) -

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, and CEO

No, it’s mainly - Joe, it’s mainly DIGIPASS for Apps.

Joe Maxa - Dougherty & Company - Analyst

Okay.

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, and CEO

Yes.

Joe Maxa - Dougherty & Company - Analyst

And then, we’ll see that in your non-hardware revenue, of course -

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, and CEO

Exactly.

Joe Maxa - Dougherty & Company - Analyst

- along with eSignLive?

Mark Hoyt - VASCO Data Security International Inc. - CFO, Secretary, and Treasurer

That’s right. That’s right.

Joe Maxa - Dougherty & Company - Analyst

Can you just give us a little more color on this effective tax rate, Mark? What you’re expecting for the rest of the year?

Mark Hoyt - VASCO Data Security International Inc. - CFO, Secretary, and Treasurer

Yes, Joe. Let me dig in that a little bit. And let me just preface this by saying that, that change in the tax rate reflects a number of differences including, but not limited to our estimates of full year pretax income at the end of the first quarter as well as the geographic distribution of where the income is earned. I left that out of my prepared remarks, so I want to make sure I say that.

Let me put your mind at ease a little bit here. VASCO, as a stand-alone entity, for Q1, had an effective tax rate of 11% in Q1 of this year compared to 14% of last year. So we’re still operating in a favorable environment for VASCO stand-alone. eSignLive, the losses that we’ve incurred on the business are not out of line. They’re within our expectations. What’s changed with that was some of the treatment that we’re able to give net operating loss carryforwards. And that is impacting the effective tax rate. And we believe it’s going to be a timing issue that once eSignLive is able to generate profits, we should be able to offset some of those NOLs in the future. But for now, we cannot record it, and it can offset income in other jurisdictions.

Joe Maxa - Dougherty & Company - Analyst

So to simplify, you’re looking for a 39% effective tax rate balance of the year.

Mark Hoyt - VASCO Data Security International Inc. - CFO, Secretary, and Treasurer

No. Sorry. For the year, excluding discrete items, we’re going to be at - excluding discrete items, we’ll be at 28%, is our latest forecast for the year; 31% including discrete items. So it’s 39% just for this quarter. And, again, as we progress through the year and we get more actual data, we’ll update those forecasts. So it’s especially volatile this quarter with the lower net income that we have from the dilution from the acquisition.

Joe Maxa - Dougherty & Company - Analyst

Okay. And once that becomes profitable and you can use the NOLs, how should we be thinking about your tax rate, let’s say, next year?

Mark Hoyt - VASCO Data Security International Inc. - CFO, Secretary, and Treasurer

Joe, I’m going to need some more time to really get my head around that.

Joe Maxa - Dougherty & Company - Analyst

All right, all right. Just trying to see if I can - just looking for help on the model, of course. Talk a little bit more about the U.S. banks and the opportunities of DIGIPASS for Apps. You’ve been talking about this for a while. What are you seeing, what are your expectations? Any opportunity to land a major bank this year?

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, and CEO

Jan, would you handle that question, please?

Jan Valcke - VASCO Data Security International Inc. - President and COO

Yes, thank you, Ken. So basically, the U.S. banks are promoting extensively mobile banking apps. I could say that even in the penetration of the consumers, using those apps is probably higher in United States than in the rest of the world. And as I believe Ken mentioned in his prepared remarks, the banks see a big advantage to use mobile banking apps because the consumer is consuming, basically, more banking products if they use a mobile app versus the typical web banking.

So we see the large banks in the U.S. moving very fast forwards to put more and more products on the market and to gain, basically, the battle of this fight for having as much as possible consuming the mobile banking apps. So we believe that we are very good and we have very good products. We have many, many references already. So we believe that we are in a good shape to win that battle to deliver the security also to the United States banks.

Joe Maxa - Dougherty & Company - Analyst

Right. I’ll ask another one, along the income statement, Mark. The operating expenses, I just wanted to get a sense of where we should think that is going. I mean, Ken, you did mention that you’re going to do significant investments in eSignLive this year. So is the current run rate from Q1, is that a good number or should we be looking at that ramping up through the year?

Mark Hoyt - VASCO Data Security International Inc. - CFO, Secretary, and Treasurer

I’ll take that one. Operating expenses throughout the year, just taking a look at our models, we expect it to ramp up a bit with the revenues, as our hiring continues to progress through the year. But I wouldn’t - it’s not going to spike. I wouldn’t expect a large increase.

Joe Maxa - Dougherty & Company - Analyst

Okay. So more or less it’s a good base rate is what we’re talking about for Q1.

Mark Hoyt - VASCO Data Security International Inc. - CFO, Secretary, and Treasurer

Yes. That’s a safe assumption, Joe.

Joe Maxa - Dougherty & Company - Analyst

Right, okay. In the upgrade cycle, you’ve talked about in the past, Ken, regarding perhaps your one-button tokens and your PIN Pad tokens upgrading to Cronto. Can you give us a little color on what you’re seeing, if you’re seeing some of those upgrade to Cronto, or what the expectations might be in the coming years?

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, and CEO

Jan, why don’t you address that too, please?

Jan Valcke - VASCO Data Security International Inc. - President and COO

Yes. We see a lot of movements happening. The strange thing, but not for VASCO strange, it’s already since ever, I should say, is that banks are looking a lot at their competitors, their local competitors. So if we talk about DIGIPASS with Cronto technology, and we see the success for that, quite — and if a country starts, we see a lot of other, of their competitors looking also at those products.

So the first place we started, of course, was Europe. So many countries in Europe are already looking at those DIGIPASSes, but some have already, some are already proof-of-concept or even some already in customers and in deployment phase. The countries, the more German-speaking countries that are advancing the fastest with those technology. In Asia, we see also countries that have already mature DIGIPASSes and that now are doing proof of concepts or even already customers that is DIGIPASS Cronto products. And then there is also Latin America.

The U.S. is basically software-based. So in U.S., we see a lot of progress for our DIGIPASS for Apps. But for the Cronto, the hardware Cronto DIGIPASS, this is more a non-U.S. business.

Joe Maxa - Dougherty & Company - Analyst

Okay. So if I understood you right, you said you’re seeing some proof-of-concepts in Asia with the Cronto hardware product?

Jan Valcke - VASCO Data Security International Inc. - President and COO

That’s right. Not only Asia, also Latin America and also Europe, of course.

Operator

We have a follow-up question from the line of Robert Maltbie from Singular Research.

Debra Fiakas - Singular Research - Analyst

Oh, good. Thank you. This is Debra again. I heard in your remarks, opening remarks, as well as the answers to the questions about investment that you intend to make, particularly, to support eSignLive. But I wondered if you could maybe give a little bit more color on those investments. Are they the data centers? Are they employees? Are you adding to your headcount through this investment? Maybe you could just kind of describe what the investment entails. And how much of it you would anticipate would be recurring in nature, in other words, that we would have to keep up expenditures; and how much of it might a onetime investment that you might make to get yourselves launched.

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, and CEO

Well, our history is that every year, we create a budget, we create a plan and that includes spending money on equipment and spending money on different things. But our primary expense is people. R&D people, salespeople, mainly, some G&A, but mainly R&D and sales and support. And as we go through the year, we will be our normal cautious self. And we’ll continue spending money as long as we see the business to continue growing and evolving as it is. So that’s basically the statement, Debra.

Debra Fiakas - Singular Research - Analyst

Okay. So can I gather from that, that a significant part of the investment that you would be making, since that’s normally your case, does involve increase of headcount?

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, and CEO

Yes, that’s what I meant by people, headcount for our staff.

Operator

And there are no more questions at this time.

Ken Hunt - VASCO Data Security International Inc. - Founder, Chairman, and CEO

All right. All right, thank you, operator. And thanks, everybody, for tuning in, and thanks for your good questions. And as always, thank you all the VASCO people around the world for your positive attitude, hard work, and teamwork. Everybody, have a good day. Bye.

Operator

Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your line.